EXECUTIVE ANNUAL COMPENSATION PLAN OF
                 CARPENTER TECHNOLOGY CORPORATION
                      EFFECTIVE JULY 1, 1989
                      Restated July 1, 1997






I.  Statement and Purpose of Plan

    The Executive Annual Compensation Plan provides short-term additional compensation for selected executives based on Company profitability and individual performance. The Plan is separate from the Profit Sharing Plan of Carpenter Technology Corporation which was effective July 1, 1987. The combination of Base Pay and Executive Annual Compensation is intended to provide competitive cash compensation to Participants.

II. Definitions

    A.   Base Pay
         --------
         A Participant's Base Pay is the salary paid during the Plan Year before salary reduction for flexible benefits or savings. Covered hours paid include: hours worked, paid time off for vacation, holidays, sickness, military leave, miscellaneous paid absences (moving day, family sickness, poll watching), jury duty and funeral leave, and sick leave covered by salary continuance.

         Excluded from Base Pay is pay for: Sickness and Accident, Long-Term Disability Insurance, Workers' Compensation, Moving Allowance, Mortgage Interest Differential Allowance, imputed income, severance pay, profit sharing payments, Employee Stock Ownership Plan contributions, and any other cash payments made not otherwise expressly included.

    B.   Company
         -------
         Carpenter Technology Corporation or any successor by merger, purchase or otherwise.

    C.   Employee
         --------
         A person employed by the Company who receives compensation from the Company other than a pension, severance pay, retainer, fee under contract, workers' compensation, unemployment compensation or similar payments.

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    D.   Executive Annual Compensation
         -----------------------------
         The dollar payment to Participants under the Plan.

    E.   Net Income
         ----------
         Net Income shall mean the amount shown under that caption in the Company's audited Statement of Income for the Plan
Year.

    F.   Participant
         -----------
         Any Employee who on or after July 1, 1989 is in a salaried exempt position classified in salary grade 19 or above unless expressly excluded in writing by the Chief Executive Officer. All Participants in the Plan are eligible for 100% participation from the first day worked in an eligible position.

    G.   Performance Objective -
         ---------------------
         A Performance Objective, as listed in Appendix "A", is an objective standard used to determine a Participant's Executive Annual Compensation as a result of Company financial performance that has been established by the Human Resources Committee, or any successor committee performing similar duties (the "Committee"), and approved by the Company's Board of Directors.

    H.   Plan
         ----
         The Executive Annual Compensation Plan of Carpenter
Technology Corporation, as defined in this document and as the same may be amended or restated from time-to-time.

    I.   Plan Year
         ---------
         The Company's fiscal year.

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    J.   Salary Grade Target Percentages
         -------------------------------
         The percentages (as set forth below) of Base Pay paid to a Participant, depending on salary grade, for Company financial and personal performance, respectively, upon 100% attainment of the Target Percent Performance Objective:

            Target           Target
   Salary   Financial        Personal             Combined
   Grade   Percentage       Percentage           Percentages
   -----  ----------       ----------            -----------
   33         48%             12%                     60%
   32         44%             11%                     55%
   31         44%             11%                     55%
   -------------------------------------------------------
   30         44%             11%                     55%
   29         44%             11%                     55%
   28         44%             11%                     55%
   -------------------------------------------------------
   27         36%              9%                     45%
   26         36%              9%                     45%
   25         36%              9%                     45%
   -------------------------------------------------------
   24         32%              8%                     40%


             Target          Target
   Salary   Financial        Personal                Combined
   Grade   Percentage       Percentage             Percentages
   -----  ----------       ----------             -----------
   23         32%              8%                     40%
   -------------------------------------------------------
   22         28%              7%                     35%
   21         28%              7%                     35%
   20         24%              6%                     30%
   -------------------------------------------------------
   19         20%              5%                     25%


    K.   Termination of Employment
         -------------------------
         A Participant's separation from employment with the Company, whether voluntary or involuntary.

III. Administration, Operation, and Executive
     Annual Compensation Payments

    Executive Annual Compensation shall be comprised of Company
Financial and Personal Performance Payments calculated on Base
Pay times the percentages determined as follows:

    A.   Company Financial Percentage
         ----------------------------
         Performance Objectives are developed for each Plan Year by the Committee. The Company Financial payout is a range based on the individual Participant's Performance Objective and is calculated and paid in the following manner:

         1. Threshold payout at 80% attainment of the Participant's Performance Objective generates 50% of the financial Salary Grade Target Percentage.

         2.   Target payout at 100% attainment of the
              Participant's Performance Objective generates 100% of the financial Salary Grade Target Percentage.

         3. Maximum payout at 120% attainment of the Participant's Performance Objective generates 200% of the financial Salary Grade Target Percentage.

    B.   Personal Performance Payment Percentage
         ---------------------------------------
         In the event of a Company Financial Payment, an additional Personal Performance Payment may be made. A Participant's Personal Performance payment is determined by the individual's performance as measured against predetermined standards of performance. The expected payment for achieving these standards of performance is the Target Personal Percentage. However, a significant deviation in performance against these standards, as determined by the Chief Executive Officer, may result in a payment that can range from 0 to 50% of the EACP Financial Percentage. The Chief Executive Officers' achievement of standards is determined by the Board of Directors.

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    C.   Ad Hoc Performance Percentage
         -----------------------------
         Notwithstanding the foregoing section to the contrary, a Personal Performance Payment may be granted by the CEO under this Plan if the Plan's financial threshold is not achieved. The Ad Hoc Performance Percentage shall be determined by the CEO, but in no event shall be greater than the Target Personal Percentage for the Participant's salary grade. Such awards are subject to Board approval prior to payment.

IV.      Frequency of Calculation

    Executive Annual Compensation will be calculated at the end of each Plan Year.

V.  Method of Payment

    Executive Annual Compensation will be paid as soon as possible following the reporting of Plan Year earnings.

VI. New Participants

    New Participants in the Plan subsequent to the beginning of a Plan Year will have their initial Executive Annual Compensation calculated on their Base Pay paid during the period of the Plan
Year in which such Employee was a Participant.

VII.     Participation Change

    Participants, whose salary grade change results in a change in the Salary Grade Target Percentage during the Plan Year, will have their Executive Annual Compensation calculated as the sum of the results of multiplying the applicable partial Base Pay by the Salary Grade Target Percentage for each portion of the Plan Year the Participant was in a different salary grade. The individual performance targets will be separately established for each salary grade change and added thereto.

VIII. Termination of Participation in the Plan

    Executive Annual Compensation for Participants after
Termination of Employment or termination of eligibility for the Plan, will be based on their Base Pay paid as a Participant during the Plan Year.

IX. Vesting

    Except for payments made by mistake and as otherwise provided in the Plan, all Executive Annual Compensation due pursuant to this Plan shall at all times be 100% vested in the Participant and nonforfeitable.

X.  Other Benefit Calculations

    Specific employee benefit plans will include these payments to the extent permitted by the provisions of such employee benefit plan.

XI. Plan Amendment and Termination

    Unless prohibited by law or contract, the Company may amend, terminate or partially terminate the Plan at any time provided, however, that no amendment, partial termination or termination shall prevent the Participant from receiving Executive Annual Compensation as calculated under the terms of this Plan for any partial or full Plan Year participation prior to such amendment, partial termination or termination. Notwithstanding the foregoing to the contrary, extraordinary or unusual items may be given special consideration by the Board of Directors who may amend calculation of the Annual Executive Compensation accordingly.

XII.     No Guaranty of Employment

    The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any Employee. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee, at any time, nor shall it be deemed to give the Company the right to require any Employee to remain in its employ, nor shall it interfere with the Employee's right to terminate employment at any time.

XIII.  Administration

    The general administration of the Plan and the responsibility for carrying out the provisions thereof with regard to all Participants shall be placed in the Company. Any expenses incurred in administering the Plan shall be paid by the Company. Interpretation of any disputed provisions of this Plan shall be by the non-management members of the Board of Directors and such interpretations shall be final.

                           APPENDIX "A"
                           -----------
The following Performance Objectives have been approved by the
Committee:

1.  Earnings Before Interest and Income Taxes (EBIT) - The entry
    ------------------------------------------------
    labeled "Income Before Interest and Taxes" as calculated and reported by the Company's Financial Department on the Company's monthly internal financial statements related to the Plan Year used for determination of Base Pay.

2.  Return on Assets - Return on Assets shall be computed by
    ----------------
    dividing EBIT by the sum of the Plan Year averages for total inventories (before LIFO), accounts receivable and fixed assets.

3.  Return on Equity - Return on Equity shall be computed by
    ----------------
    dividing Net Income by the average shareholders' equity for the Plan Year. Average shareholders' equity shall be computed by adding the amount of consolidated shareholders' equity at the end of the previous Plan Year and at the end of each month during the Plan Year and dividing that sum by 13.
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